UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): March 2, 2017
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CYRUSONE INC.
(Exact Name of Registrant as Specified in its Charter)
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Maryland	001-35789	46-0691837
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2101 Cedar Springs Road, Suite 900
Dallas, TX 75201
(Address of Principal Executive Office)

Registrant’s telephone number, including area code: (972) 350-0060
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.01- COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS
On March 2, 2017, CyrusOne Inc., a Maryland corporation (the “Company”), announced that its operating partnership, CyrusOne LP, a Maryland limited partnership (the “Operating Partnership”), has closed its previously announced acquisition (the “Transaction”) of Sentinel NC-1, LLC, a Delaware limited liability company (“SNC”), and 800 Cottontail, LLC, a Delaware limited liability company (“800 Cottontail” and, together with SNC, the “Targets”), pursuant to a Transaction Agreement (the “Transaction Agreement”) by and among the Operating Partnership, Sentinel Properties - Durham, LLC, a Delaware limited liability company (the “NC Seller”), Russo-Somerset, LLC, a New Jersey limited liability company (“RS”), Sentinel Properties - Franklin, LLC, a Delaware limited liability company (“SPF” and, together with RS, the “NJ Sellers” and, together with the NC Seller, the “Sellers”), and the Targets. The Transaction closed on February 28, 2017 and the Company paid aggregate cash consideration of approximately $490 million in connection therewith, excluding transaction related expenses. The Transaction was financed by the Company with proceeds of approximately $211 million from settlement of its forward equity sale described below and its recently expanded credit facility. As a result of the Transaction, each of the Targets is an indirect, wholly-owned subsidiary of the Company, and the Company has acquired two data center facilities serving the New York metropolitan and southeast regional areas, respectively.
ITEM 8.01 - OTHER EVENTS
On February 27, 2017, full physical settlement of the previously announced forward sale agreements entered into by the Company with Goldman, Sachs & Co. on August 10, 2016 relating to, in the aggregate, 4,420,000 shares of the Company’s common stock occurred. Upon settlement, the Company issued and sold all such shares to Goldman, Sachs & Co., in its capacity as forward purchaser, in exchange for net proceeds of approximately $211 million, in accordance with the provisions of the forward sales agreements. Such proceeds were used to finance, in part, the Transaction described above.
On March 2, 2017, the Company announced that the Operating Partnership and CyrusOne Finance Corp., a Maryland corporation and a wholly owned subsidiary of the Operating Partnership (together with the Operating Partnership, the “Issuers”), commenced a tender offer (the “Tender Offer”) to purchase for cash, subject to certain terms and conditions, any and all of their outstanding 6.375% Senior Notes due 2022 (the “Existing Notes”). In conjunction with the Tender Offer, the Issuers also commenced a solicitation of consents (the “Consent Solicitation”) to amend the indenture governing the Existing Notes to reduce the notice requirements for optional redemption from 30 days to 3 business days, eliminate substantially all of the restrictive covenants and several events of default and to eliminate or modify certain other provisions contained in the indenture governing the Existing Notes. A copy of the press release announcing the foregoing is attached hereto as Exhibit 99.1.
On March 2, 2017, the Company also announced that the Issuers intend to offer $450 million aggregate principal amount of senior notes due 2024 and $350 million aggregate principal amount of senior notes due 2027 (together, the “New Notes”) in a private offering (the “Notes Offering”), subject to market and other conditions. The New Notes will be guaranteed by the Company, CyrusOne GP, a Maryland statutory trust, and certain of the Operating Partnership’s existing and future subsidiaries. The Issuers intend to use the net proceeds from the Notes Offering: (i) to complete the Tender Offer and Consent Solicitation, (ii) to redeem and discharge such portion of the Existing Notes subject to the Tender Offer and Consent Solicitation that are not purchased in the Tender Offer and Consent Solicitation, (iii) to pay related premiums, fees, discounts and expenses and (iv) for the repayment of borrowings outstanding under the Operating Partnership’s revolving credit facility. A copy of the press release announcing the foregoing is attached hereto as Exhibit 99.2.
The New Notes and the related guarantees will be offered in the United States only to persons reasonably believed to be qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States only to non-U.S. investors pursuant to Regulation S under the Securities Act. The New Notes and the related guarantees will not be registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent an effective registration statement or an applicable exemption from registration requirements or a transaction not subject to the registration requirements of the Securities Act or any state securities laws. This report does not constitute notice of redemption under the optional redemption provisions of the indenture governing the Existing Notes nor an offer to sell, or the solicitation of an offer to buy, any securities, nor shall there be any sale of securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
ITEM 9.01 - FINANCIAL STATEMENTS AND EXHIBITS
(d) Exhibits

Exhibit No.	Description
99.1	Press Release Announcing Tender Offer and Consent Solicitation
99.2	Press Release Announcing Private Offering of Senior Notes

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CYRUSONE INC.

Date: March 2, 2017	By:	/s/ Robert M. Jackson
Robert M. Jackson
Executive Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release Announcing Tender Offer and Consent Solicitation
99.2	Press Release Announcing Private Offering of Senior Notes

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